Exhibit 99.1

FOR IMMEDIATE RELEASE
August 13, 2026

Nuwellis Reports Second Quarter 2026 Financial Results and Business Highlights Focused on Double Digit Revenue Growth and Expanded Gross Margin

Recent capital raise and warrant exercises extend cash runway through second quarter of 2027

Conference call begins at 9:00 a.m. Eastern time today

MINNEAPOLIS – August 13, 2026 – Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company committed to delivering solutions for patients with cardiorenal conditions, today reported financial results for the three and six months ended June 30, 2026.

Second Quarter Results and Recent Highlights:

●	Net sales were $2.0 million in the second quarter, a 14% increase compared with the prior-year period; U.S. revenue increased 17%
●	Net sales for the first six months of 2026 were $4.4 million, a 20% increase compared with the prior-year period; U.S. revenue increased 24%
●	Gross margin in the second quarter improved to 76%, compared with 56% in the prior-year quarter, reflecting improved pricing, product mix, and the transition to contract manufacturing
●	Sold nine consoles during the second quarter and 24 during the first half of 2026, compared with five during the first half of 2025, expanding the installed base for future circuit utilization
●
First-half revenue increased across all core customer categories compared with the prior-year period, led by a 29% increase in pediatrics, 28% in critical care, and 27% in heart failure. U.S. revenue growth outpaced the total Company average, which included lower international, service, and rental revenue.

●	Raised $6.0 million in gross proceeds through a June registered direct offering
●
Subsequent to June 30, 2026, raised approximately $6.7 million in gross proceeds from a July financing and warrant exercises, strengthening the Company’s cash position and simplifying its capitalization structure

●
Advanced the proposed Aquadex label expansion to patients weighing 5 kilograms or more, from patients weighing 20 kilograms or more, following a successful U.S. Food and Drug Administration pre-submission meeting

●	Appointed Mike McCormick as President and Chief Executive Officer, effective June 30, 2026

The second quarter demonstrated continued year-over-year growth, meaningful gross-margin improvement and progress across Nuwellis’ commercial and strategic priorities. The Company enters its next phase focused on increasing the installed based and utilization of Aquadex, building recurring circuit revenue, expanding its position in pediatrics and critical care, and selectively advancing technologies that strengthen its broader cardiorenal platform.

“Nuwellis has an established commercial foundation with differentiated strength in pediatrics and momentum in critical care. Our straightforward objective is to grow recurring revenue, improve operating leverage, and position Nuwellis as the leading precision fluid management company across the cardiorenal continuum,” said Mike McCormick, Nuwellis President and Chief Executive Officer. “The recent infusion of capital strengthens our balance sheet and extends our cash runway, which provides financial flexibility to execute on our strategic priorities. We intend to concentrate our investments where we have clear clinical differentiation, attractive commercial opportunities, and the ability to generate sustainable shareholder value.  As part of our strategic plan, we are evaluating opportunities to leverage our commercial infrastructure through complementary products and collaborations that deepen relationships within our existing hospital customers.”

Second Quarter 2026 Financial Results

Revenue for the second quarter of 2026 was $2.0 million, compared with approximately $1.7 million in the prior-year quarter, representing a 14% increase. The increase was driven by higher U.S. circuit and console sales, partially offset by lower technical services, catheter, and international sales.

The Company sold nine consoles during the second quarter, compared with three during the second quarter of 2025. The expanding installed base is expected to bolster growth in recurring circuit revenue, which remains the Company's primary driver of long-term growth.

U.S. circuit and console average selling prices increased approximately 5% and 3%, respectively, compared with the prior-year quarter, reflecting pricing adjustments implemented during the third quarter of 2025.

Gross margin for the second quarter of 2026 was 76%, compared with 56% in the prior-year quarter.  The improvement reflected pricing adjustments implemented in 2025, favorable product mix, and our successful transition to contract manufacturing.

Operating expenses were approximately $4.7 million for the second quarter of 2026, compared with $3.9 million in the prior-year period, reflecting planned investments in commercial expansion and product development. Net loss was approximately $4.8 million, including approximately $1.7 million of non-cash warrant valuation expense associated with the June 2026 financing, compared with a net loss of $12.6 million in the prior-year quarter. Following the effective date of the Company’s most recent reverse stock split on July 2, 2026, the related warrants were reclassified from liability to equity in early July.

As of June 30, 2026, the Company had cash and cash equivalents of approximately $3.9 million. Through second-quarter financing activity and subsequent financing events, Nuwellis raised approximately $12.7 million in gross proceeds, strengthening its cash position and simplifying its capitalization structure. This activity included $6.0 million raised in June and, subsequent to June 30, an additional $3.4 million from a July financing and $3.3 million from warrant exercise proceeds.

Webcast and Conference Call Information

The Company will host a conference call and webcast at 9:00 a.m. Eastern time today to discuss its financial results and provide an update on the Company’s performance.

To access the live webcast, please visit the Investors page of the Nuwellis website at https://ir.nuwellis.com/.

Alternatively, the live conference call may be accessed by dialing (833) 316-1983 or (785) 838-9310 and using conference ID NUWEQ2. An audio archive of the webcast will be available following the call on the Investors page.

About Aquadex

The Aquadex SmartFlow System is indicated for the continuous ultrafiltration therapy for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kilograms or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a healthcare provider, within an outpatient or inpatient clinical setting, under physician prescription, both of whom having received training in extracorporeal therapies.

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company committed to delivering solutions for patients with cardiorenal conditions. The Company develops solutions designed to support patient care through monitoring, therapy, and data-informed clinical decision-making across acute and chronic care settings. Nuwellis’ portfolio includes commercially available and development-stage technologies addressing complex cardiorenal conditions, with a focus on safety, precision, and scalability across patient populations. For more information, visit www.nuwellis.com.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2026 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

For further information, please contact:

Investor Relations:
CORE IR
ir@nuwellis.com

Media Contact:
CORE PR
media@nuwellis.com

NUWELLIS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$3,922	$1,085
Accounts receivable	1,545	1,493
Inventories, net	1,742	1,910
Other current assets	690	698
Total current assets	7,899	5,186
Property, plant and equipment, net	347	368
Operating lease right-of-use asset	179	293
Intangible assets, net	102	—
Other assets	599	271
TOTAL ASSETS	$9,126	$6,118

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$2,896	$2,226
Accrued compensation	731	460
Current portion of operating lease liability	200	261
Deferred consideration from Rendiatech acquisition, current	113	—
Other current liabilities	68	85
Total current liabilities	4,008	3,032
Deferred consideration from Rendiatech acquisition, non-current	200	—
Warrant liabilities	6,963	389
Operating lease liability	—	67
Total liabilities	11,171	3,488
Commitments and contingencies

Mezzanine Equity Series J Convertible Preferred Stock as of June 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 600,000 shares, issued and outstanding 159 and 137, respectively	10	6

Stockholders’ equity (deficit)
Series A junior participating preferred stock as of June 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 30,000 shares, none outstanding	—	—
Series F convertible preferred stock as of June 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 18,000 shares, issued and outstanding 27 and 127 shares, respectively	—	—
Series F-1 convertible preferred stock as of June 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 100 shares, issued and outstanding 34 and 34 shares, respectively	—	—
Preferred stock as of June 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 39,352,000 shares, none outstanding	—	—
Common stock as of June 30, 2026 and December 31, 2025, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 574,455 and 48,178, respectively	—	—
Additional paid‑in capital	323,618	318,928
Accumulated other comprehensive income:
Foreign currency translation adjustment	8	8
Accumulated deficit	(325,681)	(316,312)
Total stockholders’ equity (deficit)	(2,055)	2,624
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,126	$6,118

NUWELLIS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except per share amounts and weighted average shares outstanding)

	Three months ended June 30		Six months ended June 30
	2026	2025	2026	2025
Net sales	$1,969	$1,725	$4,372	$3,629
Cost of goods sold	471	767	1,190	1,604
Gross profit	1,498	958	3,182	2,025
Operating expenses:
Selling, general and administrative	3,725	3,189	8,249	6,766
Research and development	942	675	2,670	1,225
Total operating expenses	4,667	3,864	10,919	7,991
Loss from operations	(3,169)	(2,906)	(7,737)	(5,966)
Other income	7	10	8	17
Financing expense	(6,077)	(10,553)	(6,077)	(10,553)
Change in fair value of warrant liabilities	4,411	900	4,437	940
Loss before income taxes	(4,828)	(12,549)	(9,369)	(15,562
Income tax expense	-	(4)	-	(5)
Net loss	$(4,828)	$(12,553)	$(9,369)	$(15,567
Deemed dividend attributable to Series J Convertible Preferred Stock	1	1	3	2
Net loss attributable to common shareholders	$(4,827)	$(12,552)	$(9,366)	$(15,565)

Basic and diluted loss per share	$(26.64)	$(2,134.19)	$(77.90)	$(3,514.87)

Weighted average shares outstanding – basic and diluted	181,243	5,881	120,263	4,428

Other comprehensive loss:
Net Loss	$(4,828)	$(12,553)	$(9,369)	$(15,567)
Foreign currency translation adjustments	-	(5)	-	(7)
Total comprehensive loss	$(4,828)	$(12,558)	$(9,369)	$(15,574

NUWELLIS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months ended June 30
	2026	2025
Operating Activities:
Net loss	$(9,369)	$(15,567)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	75	123
Stock-based compensation expense	47	84
Change in fair value of warrant liabilities	(4,437)	(940)
Financing expense	6,077	10,553
Non-cash IP R&D from Rendiatech acquisition	757	-
Changes in operating assets and liabilities:
Accounts receivable	(52)	534
Inventory, net	218	(310)
Other current assets	8	(430)
Other assets	(213)	106
Other liabilities	(144)	(74)
Accounts payable and accrued expenses	746	1,288
Net cash used in operating activities	(6,287)	(4,633)

Investing Activities:
Purchases of property and equipment	(39)	(4)
Purchase of intangible assets	(90)	-
Cash paid for acquisition of Rendiatech, net of cash acquired	(164)	-
Net cash used in investing activities	(293)	(4)

Financing Activities:
Proceeds from issuance of common stock and warrants, net	9,363	3,999
Issuance of common stock from ATM, net	55	-
Net cash provided by financing activities	9,418	3,999

Effect of exchange rate changes on cash	-	(7)
Net increase (decrease) in cash and cash equivalents	2,838	(645)
Cash and cash equivalents, and restricted cash - beginning of period	1,190	5,095
Cash and cash equivalents, and restricted cash - end of period	$4,028	$4,450

Supplemental cash flow information
Common stock issued as consideration in asset acquisition	$162	$-
Issuance of common stock for conversion of Series F-1 Preferred Stock	$-	$1,100
Deferred costs issued as consideration in asset acquisition	$313	$-
Deemed dividend on Series J Preferred Stock	$3	$2